Exhibit 99.1

Viveve Reports Fourth Quarter and Full Year 2016 Financial Results

Company projects $14-$16 million in revenue for 2017

SUNNYVALE, CA -- (Marketwired) -- February 16, 2017 -- Viveve Medical Inc. (“Viveve”) (NASDAQ: VIVE), a medical technology company focused on women's health, today reported financial results for the three months and year ended December 31, 2016.

“We have continued to exceed our commercial expectations with six consecutive quarters of double digit revenue growth and with extensive positive feedback from distributors, physicians and patients. In January, we launched our initial U.S. commercial team and we recently announced publication of the VIVEVE I study results, further validating the safety and efficacy of our cryogen-cooled monopolar radiofrequency (CMRF) technology and the GENEVEVE™ treatment to improve vaginal laxity and sexual function. The interest and increasing demand we are experiencing reinforces the opportunity for rapid worldwide adoption throughout 2017,” said Patricia Scheller, chief executive officer of Viveve.

“We now have a commercial installed base of 217 systems, 102 of which were sold during the last two quarters of 2016. We anticipate a significant increase in our installed base in 2017 as we continue to advance our global commercial strategy,” said Scott Durbin, Viveve’s chief financial officer. "Based on the increased momentum of our commercialization efforts, we believe we are well positioned to build on our 2016 success and project revenue for 2017 between $14 million and $16 million.”

Q4 2016 Financial Results

Revenue for the fourth quarter of 2016 totaled $2,452,000 from the sale of 55 systems and more than 1,300 treatment tips, compared to revenue of $752,000 for the same period in 2015, an increase of $1,700,000.

Gross profit for the fourth quarter of 2016 was $956,000, or 39% of revenue, compared to gross profit of $287,000, or 38% of revenue, for the same period in 2015. The increase in gross profit was primarily due to sales of 55 systems to our new distributors in 2016.

Total operating expenses for the fourth quarter of 2016 increased 68% to $6,485,000 from $3,851,000 in the same period in 2015, primarily as a result of increased efforts to support commercialization of our product in existing and new markets, research and development efforts and strategies to protect our intellectual property, as well as for working capital and other general corporate purposes. Spending on research and development during the fourth quarter of 2016 increased due to costs associated with increased engineering and development work with our contract manufacturer related to product design. Selling, general and administrative expenses for the fourth quarter of 2016 increased primarily due to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts.

Net loss for the fourth quarter of 2016 was $5,820,000, or a loss of $0.55 per share, compared with a net loss of $3,677,000, or a loss of $0.54 per share, for the same period in 2015.

Cash and cash equivalents were $8,086,000 as of December 31, 2016, an increase of $726,000 from $7,360,000 as of December 31, 2015.

Full Year 2016 Financial Results

Revenue for the full year 2016 totaled $7,141,000 from the sale of 175 systems and more than 2,700 treatment tips, compared to revenue of $1,441,000 for the full year 2015, an increase of $5,694,000.

Gross profit for the full year 2016 was $2,529,000, or 35% of revenue, compared to gross profit of $462,000, or 32% of revenue, for the full year 2015. The increase in gross profit was primarily due to sales of 175 systems to our new distributors in 2016.

Total operating expenses for the full year 2016 increased 71% to $21,233,000 from $12,452,000 for the full year 2015, primarily as a result of increased efforts to support commercialization of our product in existing and new markets, research and development efforts and strategies to protect our intellectual property, as well as for working capital and other general corporate purposes. Spending on research and development during the full year 2016 increased due to costs associated with engineering and development work with our contract manufacturer related to product improvement efforts. Selling, general and administrative expenses during the full year 2016 increased primarily due to increased sales and marketing efforts to build brand and market awareness, expenses associated with being a public company and financing efforts.

Net loss for the full year 2016 was $20,111,000, or a loss of $2.18 per share, compared with a net loss of $12,426,000, or a loss of $2.47 per share, for the full year 2015.

2016 Business Highlights

“2016 was a monumental year for Viveve. The company rigorously pursued and achieved key milestones in our global commercialization strategy,” said Ms. Scheller. “Our focus will continue to be generating additional differentiating clinical data, supporting the efforts of our direct sales teams and global distribution partners, driving commercialization through the attainment of additional regulatory clearances, and increasing awareness of vaginal laxity, a condition that affects millions of women worldwide. We believe that the Geneveve treatment provides the only safe and effective non-surgical option to successfully address vaginal laxity and improve sexual function. An Investigational Device Exemption (IDE) was submitted in late 2016 to the Food and Drug Administration (FDA) and is currently under review for authorization to begin a multicenter pivotal trial with the goal of obtaining a new U.S. indication for the improvement of sexual function.”

●	Received FDA 510(k) clearance for the Viveve® System in the U.S. for use in general surgical procedures for electrocoagulation and hemostasis.

●

Achieved regulatory approvals in several large international markets, including South Korea, Brazil, and Colombia, as well as approvals in other key countries including Lebanon, Singapore, and the United Arab Emirates. Viveve has received regulatory approvals in 51 countries worldwide.

●	Announced seven distribution agreements, representing some of the largest worldwide markets for aesthetic medical procedures. Viveve has 26 distribution partnerships established covering 67 countries.

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Announced positive results for both the primary and key secondary endpoints for the VIVEVE I clinical study and acceptance for publication of the results in the Journal of Sexual Medicine. The VIVEVE I Study is the first and to date the only large-scale, randomized, blinded and sham-controlled study of an energy based treatment conducted in vaginal tissue.

●	Submitted our IDE to the FDA to conduct VIVEVE II: randomized, controlled and double-blinded trial to improve sexual function in women.

Conference Call Information

The company will host a live conference call at 5:00 p.m. ET today. The conference call can be accessed at http://dpregister.com/10100786. The dial-in telephone number will be provided upon registration either in advance of or at the time of the conference call. The conference call will be archived on the company’s website at http://ir.viveve.com/ir-calendar.

About Viveve

Viveve Medical, Inc. is a women's health and wellness company passionately committed to advancing new solutions to improve women's overall well-being and quality of life.  The internationally patented GENEVEVE™ treatment, incorporates clinically-proven, cryogen-cooled, monopolar radiofrequency (CMRF) to uniformly deliver volumetric heating while gently cooling surface tissue to generate robust neocollagenesis in one 30-minute in-office session.

In the United States, the GENEVEVE treatment is cleared by the FDA for general surgical procedures for electrocoagulation and hemostasis. Consistent with approvals in many countries internationally, Viveve is currently seeking regulatory clearance in the United States for improvement in sexual function. For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

Viveve is a registered trademark of Viveve, Inc.

Geneveve is a trademark of Viveve, Inc.

Investor Relations contact:

Amato and Partners, LLC

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New York, NY 10016

admin@amatoandpartners.com

Media contact:
Sara Zelkovic
Berry & Company Public Relations
(212) 253-8881
szelkovic@berrypr.com

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$8,086	$7,360
Accounts receivable	2,091	593
Inventory	2,687	1,549
Prepaid expenses and other current assets	1,066	1,228
Total current assets	13,930	10,730
Property and equipment, net	483	239
Other assets	136	138
Total assets	$14,549	$11,107
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,086	$1,432
Accrued liabilities	2,186	1,293
Note payable, current portion	1,867	4,446
Total current liabilities	7,139	7,171
Note payable, noncurrent portion	7,762	-
Other noncurrent liabilities	53	-
Total liabilities	14,954	7,171

Stockholders’ equity (deficit):
Common stock and paid-in capital	68,217	52,447
Accumulated deficit	(68,622)	(48,511)
Total stockholders’ equity (deficit)	(405)	3,936
Total liabilities and stockholders’ equity (deficit)	$14,549	$11,107

VIVEVE MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenue	$2,452	$752	$7,141	$1,447
Cost of revenue	1,496	465	4,612	985
Gross profit	956	287	2,529	462

Operating expenses:
Research and development	2,052	1,542	8,365	4,988
Selling, general and administrative	4,433	2,309	12,868	7,464
Total operating expenses	6,485	3,851	21,233	12,452
Loss from operations	(5,529)	(3,564)	(18,704)	(11,990)
Interest expense, net	(276)	(113)	(1,370)	(415)
Other expense, net	(15)	-	(37)	(21)
Net loss	$(5,820)	$(3,677)	$(20,111)	$(12,426)

Net loss per share:
Basic and diluted	$(0.55)	$(0.54)	$(2.18)	$(2.47)

Weighted average shares used in computing net loss per common share
Basic and diluted	10,653,943	6,861,259	9,222,348	5,023,080